Exhibit 99.3

    INFOCROSSING COMPLETES PREVIOUSLY ANNOUNCED RECAPITALIZATION OF SERIES A
                     PREFERRED STOCK AND SERIES A WARRANTS

Company Completes Exchange of Series A Preferred Stock and Series A Warrants for
            Loans and Cash and Repays Senior Subordinated Debentures

LEONIA, NJ, October 22, 2003 - Infocrossing, Inc. (Nasdaq: IFOX), a leading provider of mainframe, AS/400 and open system outsourcing solutions, business process outsourcing and business continuity services, announced today that it completed the previously announced recapitalization of all outstanding shares of its redeemable 8% series A cumulative convertible participating preferred stock due 2008 and series A warrants exercisable for shares of the Company's common stock.

Holders of the series A preferred stock and series A warrants exchanged with the Company for cancellation all of their outstanding securities for $25.0 million in aggregate principal amount of new senior secured term loans and $55.0 million in cash. 157,114.7 shares of series A preferred stock convertible into 2,283,455 shares of common stock (including conversion in respect of accrued dividends) and series A warrants exercisable for 2,806,539 shares of common stock were exchanged for cancellation.

The new senior secured loans bear interest at 9% per year, payable quarterly, and mature in October 2008. The loans are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries, including the capital stock of the Company's direct and indirect subsidiaries.

In connection with the recapitalization, which was first announced on October 17, 2003, the Company repaid all $11.9 million in aggregate principal amount outstanding of its 12% senior subordinated debentures due 2005 for a total price of approximately $12.2 million, including accrued interest through the date of repayment. In connection with this repayment, the Company cancelled 937,500 of the 2,000,000 warrants to purchase common stock originally issued to the debentureholders, with the balance of the warrants remaining outstanding.

The cash used to fund payments in the recapitalization, to repay the senior subordinated debentures and to pay related fees and expenses was obtained from a $76.5 million private placement of the Company's common stock and warrants exercisable for shares of the Company's common stock, which the Company completed yesterday. The Company issued in the private placement 9,739,111 shares of its common stock and five year warrants to purchase 3,408,689 shares of its common stock. The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to file a registration statement under the Securities Act providing for the resale of the common stock, warrants and the shares issuable on exercise of the warrants. For a description of the private placement transaction, please refer to the separate press release, also issued today.

In connection with the recapitalization, four members of the Company's board of directors, who had been nominated by the holders of the series A preferred stock and elected in accordance with the Company's certificate of incorporation and existing stockholders agreement, resigned yesterday. The existing stockholders agreement among the Company, the holders of series A preferred stock and other parties was terminated yesterday in connection with the recapitalization.

Zach Lonstein, Chairman and Chief Executive Officer of the Company, said, "This transaction, combined with the private placement greatly improves our balance sheet by converting a shareholders' deficit of $16.7 million to positive shareholders' equity of $30.7 million on a pro forma basis as of June 30, 2003, an increase of $47.4 million. In addition, it simplifies our income statement by eliminating the charges associated with the old preferred stock. As a result, we expect to have positive earnings per share in 2004." Mr. Lonstein concluded: "In summary, the restructuring rationalizes our financial statements and allows clear visibility into our positive operating metrics and financial condition. We believe that we are now positioned for continued growth in revenue. Collectively, our new and existing shareholders have the opportunity to participate in the future of a financially stronger company."

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About Infocrossing (www.infocrossing.com)

Infocrossing, Inc. (Nasdaq: IFOX) is a premier provider of a full range of Information Technology outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing, and Information Technology infrastructure consulting. With more than 18 years of experience managing large, mission-critical Information Technology systems, Infocrossing assures the optimal performance, security, reliability and scalability of customers' mainframes, distributed servers and networks, irrespective of where the systems components are located. Infocrossing maintains strategic alliances with leading technology providers, including IBM, Computer Associates, EMC, Sun Microsystems, Intel, and Cisco Systems.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.